Exhibit 99.2

Mercantile Bankshares Corporation

Earnings Conference Call

Moderator: David Borowy

April 23, 2003

10:00 a.m. EDT

OPERATOR:    Good morning and welcome to today’s Mercantile Bankshares <Company: Mercantile Bankshares Corporation; Ticker: MRBK; URL: www.mercantile.com > earnings conference call. At this time all parties have been placed on a listen-only mode and the floor will be opened for questions and comments following the presentation. To queue in for questions, you may do so by pressing one followed by four on your touch-tone phone. To remove yourself from queue, you may do so by pressing the pound key. It is now my pleasure to turn the floor over to David Borowy, Director of Investor Relations for Mercantile. Sir, the floor is yours.

DAVID BOROWY, DIRECTOR OF INVESTOR RELATIONS, MERCANTILE BANKSHARES CORP:    Thank you Stephanie. Good morning everyone and thank you for joining us today. I would like to inform you that this call is being recorded and will be available for replay along with our earnings release at our company’s Investor Relations website: www.mercantile.com. With me on the call this morning are Ned Kelly, Chairman, President, and CEO of Mercantile Bankshares Corporation; and Terry Troupe, our Treasurer and CFO.

Before I turn the call over to Mr. Kelly, I’d like to address some housekeeping matters. The press release announcing our earnings was distributed via PR Newswire <Company: PR Newswire Association, LLC; Ticker: N/A; URL: http://www.prnewswire.com/ > at 7:00 a.m. Eastern Savings Time.

I would like to remind you that during the course of this conference call, we may make forward-looking statements within the meaning of and pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion, or statement of belief and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions and results may ultimately vary from the statements made during this call.

Now I present to you Mr. Kelly.

NED KELLY, PRESIDENT, CHAIRMAN, CHIEF EXECUTIVE OFFICER, MERCANTILE BANKSHARES CORP:    Thank you David. Good morning. This is Mercantile’s inaugural earnings conference call I believe and we’re delighted to be able to do it. We thought it might be helpful to get everyone together and walk through the highlights of the quarter.

As you know from the release this morning we reported 71 cents per share for the first quarter, and part of that was driven by weighted average shares being down by about 1.3 million shares year-over-year. Loans were up 6.2 percent year-over-year, deposits were up 11.5 percent and earnings were up 7.6 percent, all of which, in my view, represented very strong performance given the environment in which we’re all operating at this stage.

On the margin front, margin was up two basis points to 457 from 455 in the fourth quarter 2002 and that was driven by a shift in the mix of earning assets and in particular, using more optimally liquidity that’s been generated for us over the last few quarters. On a year-over-year basis, not surprisingly given the Fed’s actions, the margin was down by 15 basis points. One thing that I would point out is that for the first time the decline in the yield in the investment securities portfolio has decelerated from where it was last year and that’s been part of our objective in terms of insulating ourselves from the current rate environment. But one thing I would say, and I know there’ll be questions about this, my own view, for what it’s worth, is, as I’ve said before, that virtually every bank out there is asset sensitive at this stage. We are no exception in that respect and we continue to be asset sensitive and will benefit enormously if and when rates rise.

On the asset quality front, good news in my view. Non-performing assets decreased six million, down to 0.37 percent, 37 basis points at period end. Loans from 46 basis points at the end of the fourth quarter. Monitored loans are up and this is the category, as you know, that we have used in the past and may use with some frequency going forward, principally because I think it’s important to give you a sense of what concerns us and to give you a sense of the loans that are concerning us before, in fact, they migrate to non-performing. There is one loan which is driving increase in monitored. It’s to a long-standing commercial customer, who’s involved in a construction equipment business, who has been adversely affected by muted economic conditions, and frankly, a very harsh winter. The balance of about 11.8 million, as many of you know, there has been historically, and I suspect going forward there will not be either any linear connection between non-performing assets and net charge-offs, let alone between monitored loans and net charge offs. The fact is, we structure our loans, as you know, with personal guarantees and with strong collateral. So whatever the nominal amount may be in general as we work through things, whatever loss we may have tends to be considerably less than the nominal amount. This is in monitored status. It is not non-performing. But we are concerned about it, which is why we put it in monitored.

The bulk of the monitored continues to be the aircraft-related loans that we talked about at the end of the fourth quarter. In fact, they are current and performing at this stage. They are in better shape than they were at the end of the fourth quarter. To some extent, that’s reflected, as you know, in the improvement in the 30 to 89 day past due loans, which have declined from 104 million at December 31st to 54 or 55 million at March 31st. As we predicted at the end of the fourth quarter we thought that that number, the 104 million was due basically to some technical factors. They have, in fact, taken care of themselves and as a result, the number is down very considerably over the quarter.

The allowance remained steady at 1.89 percent. Net charge-offs were down to six basis points annualized. And the provision exceeded charge-offs by roughly 1.8 million.

Non-interest income was up, excluding a securities gain, which was realized in connection with repositioning. The portfolio was up 6.3 percent. We were helped by acquisitions in that regard. Boyd Watterson <Company: Boyd Watterson Asset Management, LLC; Ticker: N/A; URL: http://www.boydwatterson.com > as you know, has been closed and was included in the quarter I think for one month and has been and we believe will continue to be a very good acquisition for us. It has also increased our assets under management, which on an apples to apples basis, are down very marginally. But with Boyd Watterson on a link quarter basis they are up.

The other thing that drove the non-interest income was that we had lower write-downs of equity investments. As you know we have a relatively small portfolio of equity investments, which incurred write-downs in the fourth quarter. And those write-downs were smaller this quarter.

Non-interest segments were flat quarter-over-quarter and we continue to focus, as we always have here, on expense discipline, notwithstanding the investments that we’ve made in the investment and wealth management business. And we will continue to do so.

A couple of final comments away from the earnings release itself – as many of you know we issued $300 million in fixed-rate debt for 10 years. That debt, assuming no other actions on our part to mitigate it, has a negative carry associated with it because it is fixed, it is 10 years. Again, with no actions to offset it, it would cost us after tax about two cents this quarter in order to carry it. We believe that it was a great opportunity, however, given the rate environment, issue fixed rate debt and issue it for 10 years, we in fact are going to make it subordinated. And it gives us the opportunity to further rationalize the capital structure of the affiliate banks in particular and to replace equity with subordinated debt. It will generate a greater liquidity and term liquidity in particular at the holding company, which puts us on sounder footing. And as you know, that liquidity can be used for a variety of purposes including share repurchases if it comes to it when we are free to do so as a regulatory matter. Again, we thought it was a good opportunity to take advantages in the debt market and we did so. And while it does have negative carry associated with it in the near term, just on a straight analytical basis, in the absence of any other actions, we thought it was well worth doing.

A few comments on F&M <Company: F&M Bancorp; Ticker: FMBN; URL: http://www.fmbn.com/ >. We’re going to announce a senior management team at F&M within a few days if not tomorrow. That may slip a day or so but it’s going to be forthcoming very shortly. The various filings are on track, both on the regulatory and on the Securities ball front. And as many of you know, F&M announced its first quarter earnings and they were at 66 cents per share against the Street expectation 60 cents a share. Good performance by them. In general, we’re feeling very good about the deal. The integration continues to move forward well, move forward at pace. I think the relations between the two firms are actually quite strong and we continue to be encouraged about the prospects.

With that, we’d be happy to open it to questions. As you know, Terry is here with me and we appreciate your participation.

OPERATOR:    Thank you. The floor is now open for questions. If you do have a question, or a comment, please press the numbers one followed by four on your touch-tone telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received. And we do ask that while posing your question you please pick up your handset to ensure proper sound quality. Please hold the line while we poll for questions.

The first question is coming from Chris Marinac of Robinson Humphrey <Company: SunTrust Robinson Humphrey; Ticker: N/A; URL: https://www.suntrustrh.com/ >. Sir, please pose your question.

CHRIS MARINAC, ANALYST, ROBINSON HUMPHREY:    Yes, fine. Ned and Terry good morning.

NED KELLY:    Hey Chris.

TERRY TROUPE, TREASURER AND CFO, MERCANTILE BANKSHARES CORP:    Morning.

CHRIS MARINAC:    Questions for you just on the overall continuation of pre-payment and early repayment of both loans and securities. Do you suspect that there is more of a sort of negative trend towards margins continually this quarter, even if there’s status quo on the external rate front?

TERRY TROUPE:    Let me respond on the loan portfolio, we see that in the spreads in particularly, as you know we do not carry long-term fixed rate mortgages in the bank, mortgage portfolio. There is a lot of refinancing activity occurring and we are polling around in terms of outstanding balances. The, [inaudible], the spread, and the types of the yield, rather on that portfolio going down. Mercantile, we’re benefiting a little bit in the fact that we are late getting into mortgage-backed securities. Some securities that we’ve bought in 2001 have pre-paid and we’ve been tracking that closely but basically we’ve only started building that portfolio in the fourth quarter and at the yields that we are generating should reduce our pre-payment risk somewhat.

NED KELLY:    Chris, as you know, and as you can tell, I think there are some numbers in the, there will be numbers that reflect this in the Q. The fact is, we are still very heavily weighted treasuries in the investment securities portfolio. Like Terry said, we’ve been, if you will, only recently building a mortgage portfolio and we have not done it to, frankly, any, we have done it to a considerable degree but certainly not next best. And we’ve been helped by the fact that we were late in respect of premiums and issues like that.

What has hurt us most on the margin front, as you know, in this rate environment is the fact that our “free-funding”, if you will, the “capital” in the non-interest bearing deposits simply have less value in this rate environment than they do in higher rate environments, which has caused the margin issue for us. I think in general we’ve actually been pretty good at managing the spread, given the environment. But it is the fact that what we regard as very valuable as a general matter is less so in a persistently low rate environment.

CHRIS MARINAC:    Your higher-cost term deposits, how quickly do you think those can refinance here the next couple quarters?

TERRY TROUPE:    Most of that, Chris, has really passed through and we’ve been shortening the duration, especially our large 100 thousand and over CD portfolio. That’s part of our overall plan to manage interest rate risk. So, I’d say in the first quarter this year we had a few CDs that matured, but now we don’t see much of a change in that going forward.

NED KELLY:    The other thing, Chris, as you can tell from these numbers, which I think it’s been generally true, but certainly we’ve been beneficiaries of it. Liquidity continues to be very strong. Deposit growth is, frankly in my view, extraordinarily strong and continues to be so. As I said, it’s 11 and a half percent year-over-year. I think rough calculations I did, and you all can do them better, were that it would still be on an annualized basis 10 percent rate quarter. So it continues to be very strong.

CHRIS MARINAC:    And the last question is on loan-growth. Any signs of a change in the last couple weeks?

NED KELLY:    You know Chris, it’s sporadic. In other words, sometimes you see signs of improvement and other days you are, frankly, less encouraged than you were a few days before. I think it’s about the same, frankly. No March pick up, but having said that, it’s also not dreadful.

CHRIS MARINAC:    Great, guys. Thank you very much.

NED KELLY:    Thank you.

OPERATOR:    The next question is coming from Claire Percarpio of Janney Montgomery <Company: Janney Montgomery Scott LLC; Ticker: N/A; URL: http://www.janneys.com >. Please pose your question.

CLAIRE PERCARPIO, ANALYST, JANNEY MONTGOMERY SCOTT LLC:    Hi, yeah. A couple questions. The debt impact of two cents, are you suggesting that next quarter could be, could have the two cent impact or do we, or have you sort of offset that for going forward? Is this 71 cents in this quarter a run rate?

NED KELLY:    Claire, as you know, I’m always loath to predict where we might be and in general we have not done that. But having said that, what, all I wanted to point out was in respect to the 300 million, if you just look at it in terms of what we paid for it and what we could get assuming that we kept it short, there is a negative carry associated with it. That’s not to suggest that there aren’t things we can’t do to mitigate it. And frankly, just for full disclosure purposes I wanted to point out, which would have been obvious to you anyway, that there was a negative carry. But I’m not saying at this point that there’s not, there aren’t ways in which we can overcome that.

CLAIRE PERCARPIO:    And was the timing of it late in the quarter or you know?

TERRY TROUPE:    It was mid to late.

NED KELLY:    April 15th.

TERRY TROUPE:    Yeah.

NED KELLY:    April 15th was the.

TERRY TROUPE:    I’m sorry, I’m sorry, the settlement, it was early in that respect. I’m sorry.

CLAIRE PERCARPIO:    When was it?

TERRY TROUPE:    April 15th.

CLAIRE PERCARPIO:    Okay.

NED KELLY:    Just when it closed.

TERRY TROUPE:    Right. And roughly.

CLAIRE PERCARPIO:    It didn’t really impact the first quarter?

TERRY TROUPE:    No, it did not.

CLAIRE PERCARPIO:    And it could impact the second?

NED KELLY:    Precisely.

TERRY TROUPE:    Claire, roughly 125 million of that will be earmarked for the F&M cash portion of that transaction, which will close sometime in the, hopefully, in the third quarter.

CLAIRE PERCARPIO:    All right. I see.

NED KELLY:    See we’re doing it for a couple of different reasons. One was we wanted obviously to fund the cash portion, which we felt we could do at very favorable rates in a fixed, 10-year basis. And the second issue was, as we begin to look at the capital structure of the affiliates, which is, as you know, not uniform, we wanted to think about whether we might be able to support, substitute subordinated debt for some of the equity there, and therefore generate greater liquidity on a term basis at the holding company.

CLAIRE PERCARPIO:    Right.

NED KELLY:    The only reason we raised it in this call is not because it has any bearing on the first quarter, because it doesn’t; but because if you just look at it on its face going forward, and assume that we take that debt invested short, it does have a negative carry. Having said that, there are steps that we can take to mitigate that. So as I said, all we were doing was just pointing out, I think what, and maybe we shouldn’t have, but what is the obvious, which is that if you issue, you know 10-year debt in this environment on a subordinated basis and you invest it short, you’ve got a negative carry.

CLAIRE PERCARPIO:    Right. But you’re suggesting you won’t invest it that short, so you’ll.

NED KELLY:    Or that there are other steps that we can take to make sure that it doesn’t have the nominal impact.

CLAIRE PERCARPIO:    Okay, all right. But you, you don’t want to give any earnings guidance going forward at this point? Are you sticking with that?

NED KELLY:    I’m sticking with the review of what you’ll have to say at any given point.

CLAIRE PERCARPIO:    All right. Let me just ask one or two more things, if I might. Why did F&M earn as much as it did and is it sustainable?

NED KELLY:    I will let F&M’s earnings speak for themselves for reasons you might understand. I mean, they obviously have issued the release and I don’t want to comment on their earnings. What I will say, and you have heard me say this is that there were some questions following the conference call about why it is that we assume nine and a half percent growth with respect to F&M. I think there were several reasons for that. One was that we obviously had seen what it was that they were thinking about. The second was we compared it to how our affiliates are doing in similar markets and believed that they had had growth rates that were at least equal if not in excess of that, and therefore we’re comfortable with the growth projection.

The only thing that I would say is that I think the 66 versus 60, without commenting at all on the details of those, because I’m not in a position to do so, seems to validate the assumption we made at the outset.

CLAIRE PERCARPIO:    Okay. And last question, any guidance at all on the net interest income and net interest margin?

NED KELLY:    Well, the margin is up two basis points, which I suspect comes as a surprise to some. You know I’m, again, you know my crystal ball is only as good as the rest of yours. I think if things remain the way they are, we should be okay. Having said that, as you know there are periodic suggestions in the market that the Fed may decide to cut again. And as I said earlier, everybody invested is sensitive, including us and probably to a greater degree than most. So it would have an impact. But we’re doing our best to preserve that margin.

CLAIRE PERCARPIO:    Thanks.

NED KELLY:    Thank you.

OPERATOR:    The next question is coming from Chris Mutascio of Legg Mason <Company: Legg Mason, Inc.; Ticker: LM; URL: www.leggmason.com/ >. Please pose your question.

CHRIS MUTASCIO, ANALYST, LEGG MASON INC.:    Good morning gentlemen.

NED KELLY:    Hey Chris.

CHRIS MUTASCIO:    Three real quick questions. One, what did Boyd add to the quarter in terms of revenues on the wealth management side? Two, piggy backing a little bit on Chris’ question about loan growth, you said it was somewhat sporadic but if I look at the average growth, it was actually a decent clip on an annualized basis from fourth quarter levels. Maybe a little more flavor on that? And then, three, share repurchases were somewhat light. Was that because of the F&M deal? What can we expect going forward?

NED KELLY:    Yeah, Chris, let me take those in reverse order and you’ll have to remind me, because I’m getting old from questions you asked. But with respect to the share repurchases, they were light in the first quarter and that was by and large attributable to F&M. Because as you know notwithstanding when it was announced and when we got out of the market we’d been, frankly, talking to them for a while so that they were light. But frankly, with respect to share repurchases going forward, as you know we currently can’t do them principally because we’ve got the acquisition pending. But we certainly wouldn’t rule them out going forward.

On the Boyd Watterson front, my recollection is it added roughly 650 thousand in revenues for that part of the quarter during which it was a part of us. We would be hesitant to annualize those just because we’re not in the business of annualizing anything. But it was a significant contributor for the time it was there. And frankly, we continue to be excited about that deal, not only because they have a very good core business but also because of what we believe they can bring to us and we can bring to them as we drive the business forward.

And then on the final point, you’re right. Loan growth by and large is not, as I said earlier, you know has not been bad in the grand scheme of things. My sense of it is though, it is more sporadic than you’d like to see, less consistent than you’d like to see in terms of each week seeing steady growth and sort of, frankly, the same sized packets. As I’ve mentioned to a number of you, we look at loans here at the holding company every week and there is a difference from week to week in terms of how thick those packets are. But to say that I’m displeased with loan growth would be wrong, because I’m not. But having said that, would I like it to be stronger? For sure. And I think what holds it back are the conditions that are holding people back, frankly, not just in our market but in markets throughout the country.

CHRIS MUTASCIO:    It seems like it’s more in the commercial real estate and construction. Are you seeing any pick up in the C&I?

NED KELLY:    That’s where it’s, in my view, that’s where it’s softest.

CHRIS MUTASCIO:    Okay.

TERRY TROUPE:    And consumer is soft as well but, C&I, and what I think that reflects is just uncertainty, you know which we’ve talked about before. I don’t think that all the uncertainty that people felt out there has been completely resolved at this point.

CHRIS MUTASCIO:    Thank you.

TERRY TROUPE:    Thank you.

OPERATOR:    The next question is coming from Gary Townsend of Friedman Billings Ramsey <Company: Friedman Billings Ramsey Group, Inc.; Ticker: N/A; URL: http://www.fbrcorp.com>. Please pose your question.

GARY TOWNSEND, ANALYST, FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.:    Thank you good morning.

NED KELLY:    Hey, Gary.

GARY TOWNSEND:    I think it’s been answered but just for clarification, the change in the composition of your investment portfolio was the addition of mortgage-backed securities. Is that right?

NED KELLY:    That’s right Gary, and as I said, they’ve been relatively recent and we’ve done that for a couple of different reasons. One is because we think it makes sense, because as you know we had been an outlier with respect to the concentration of treasuries, you know that we had in the portfolio. As you can tell, we still have a lot more treasuries than most people and a lot fewer mortgage-backed and agencies than most. So we’re still very conservative as you look at it. But I think we’ve been very conservative in the approach we’ve taken to try to reposition it. But obviously in the relatively near-past it had served us well. But we are not, and never would, you know going way out on a risk factor. And we just don’t do that.

GARY TOWNSEND:    As there’s lots of flavors of MBS. What do you like?

TERRY TROUPE:    What we’ve been buying are primarily the adjustable rate product, three ones, five ones, some seven ones, but staying more in the shorter duration to mitigate pre-payment risk and also give us the opportunity to, if rates move up to reposition the portfolio.

NED KELLY:    This won’t surprise you coming from a CEO but my standards in terms of repositioning this portfolio have been that we not increase duration substantially and that we not affect credit risk at all. Consistent with that, if they can raise yields, it’s fine.

GARY TOWNSEND:    And the situation of the portfolio is currently?

NED KELLY:    It’s probably in the two, two and a half range, Terry?

TERRY TROUPE:    Correct.

GARY TOWNSEND:    Thank you.

NED KELLY:    Actually, I’m told it’s even shorter than that, Gary. It’s two-two apparently.

OPERATOR:    The next question is coming from Robert Lacoursiere of Lehman Brothers <Company: Lehman Brothers Holdings: Ticker: LEH; URL: http://www.lehman.com/ >. Please pose your question.

ROBERT LACOURSIERE, ANALYST, LEHMAN BROTHERS:    Yeah, I wonder if you could just, following on that question, if you could tell us if, what you would suggest or would you continue putting the excess from the bond into MBSs? Is that what’s planned to keep this transition going?

NED KELLY:    No, not by its terms, Robert. We wouldn’t do that. But the fact is, as you know, we’ve got an ongoing reposition, repositioning and we’ve got a bunch of liquidity. One of the things that helped us just on a link-quarter basis, was we took the Fed funds sold and deployed those more optimally. I think, given what we see as trends, there may be opportunities to do that in this case without drawing any direct link between what we’re doing with the bonds and what we’re investing in. I can tell you, as I said earlier, my strict standards with respect to repositioning this portfolio have been not to appreciably increase duration and not to incur any additional credit risk. Within that, I think we’ve got a fair amount of room since historically, as you may know, all we did was ladder treasuries. You know and we’re not doing that anymore. But having said that, we’re still, I think, behaving very conservatively. And I think there will be ways as we go through this next quarter to mitigate the impact of what is the nominal negative carry associated with the debt.

ROBERT LACOURSIERE:    Two unrelated questions. You mentioned the revenue pick up from the one month of Boyd. What was the expense, associated expense for the one month? And the second question is regarded to the increase in your large CDs, if you could comment on that?

TERRY TROUPE:    Let me, on the expense side, the bottom line contribution was minimal because of some of the first one-time expenses and costs for the first month. So minimal contribution. It was less than $100 thousand to the bottom line.

NED KELLY:    But we do expect, Terry without thinking of expanding $100 thousand of bottom-line a month, we do expect that deal to be accretive for us during the course of the year.

TERRY TROUPE:    Right, correct.

NED KELLY:    And your second question?

ROBERT LACOURSIERE:    On the deposits. On the comment on the increase in the over 100 thousand time deposits?

TERRY TROUPE:    Right. That was done at Merc-Safe in, we were into that Fed funds to market and buying more heavily than we would like to be so we went out and issued some investor CDs in order to reduce our dependence on Fed funds purchased.

NED KELLY:    It was a Merc-Safe specific issue, Robert.

TERRY TROUPE:    Correct.

ROBERT LACOURSIERE:    But they’re short duration as you mentioned?

NED KELLY:    Yes, yes.

ROBERT LACOURSIERE:    Okay, thank you.

OPERATOR:    The next question is coming from Brian Hagler of Bank of America Capital <Company: Bank of America Corporation; Ticker: BAC; URL: http://www.bankofamerica.com >. Please pose your question.

BRIAN HAGLER, ANALYST, BANK OF AMERICA CAPITAL:    My question’s already been answered. Thanks.

NED KELLY:    Thanks, Brian.

OPERATOR:    If there will be any further questions, or comments at this time, please press the numbers one followed by four on your touch-tone telephone. The next question is coming from Todd Hagerman, of Fox Kelton <Company: Fox-Pitt, Kelton; Ticker: N/A; URL: http://www.foxpitt.com/ >. Sir, please pose your question.

TODD HAGERMAN, ANALYST, FOX-PITT, KELTON:    Good morning everyone.

NED KELLY:    Morning.

TODD HAGERMAN:    If you could, just provide a little bit more color in terms of the problem asset portfolio? You guys really saw some marked improvement in the quarter. Particularly, if you comment just in terms of the sharp drop in the lease financing as well as the commercial real estate link quarter?

NED KELLY:    I think, Todd, I hope that we can put it in a category of “doing what we said we would do.” As you know, last year I guess we announced we were going to get out of the leasing business and work through it as aggressively as we could. I think we have done that. I think with respect to the rest of the portfolio, it’s reflective of the discipline that’s persisted here for years in terms of trying to work through credit and make sure we get out of them on an optimal basis as we can once we have problem. Given the environment, you could argue that you’d be surprised by the fact that it declined at the [inaudible] that it did, but again I think it’s testimony to how effective people here are at working through problem credits. I don’t know that there’s any more, if there is any overall discernable trend in it other than the fact that we’ve been able to work through some specific credits pretty effectively.

TODD HAGERMAN:    And you know, just getting back to your earlier comment, just in terms of the monitored loan portfolio, is there anything within the portfolio that you could kind of, in terms of a take away there, in terms of the up-tick or gross up-tick versus kind of the trend here that we saw particularly again in the lease or the commercial real estate?

NED KELLY:    No, because I think the fact is you look at that monitored portfolio with the vast, vast majority of its two loans, right? The aircraft related loans and this new one that we put in to the construction equipment business – the balance beyond that is only two, $3 million, right? So, and that’s frankly, I don’t even know if there are any lumpy ones in there. I think it’s smaller ones by and large, where the affiliates are concerned about them and therefore we put them in the category. So again, I don’t think that there is a trend there. I think we’ve got two particular credits that we’re concerned about. That’s why they’re in the monitored status. But I don’t see any underlying trend. I think the fact is that the watch list, you know which is our internal watch list, is flattish basically on the link-quarter basis. So again, you know nothing dramatic going on there.

TODD HAGERMAN:    Okay, great that’s very helpful.

NED KELLY:    Thank you.

OPERATOR:    The next question is coming from Gerard Cassidy of RBC Capital Markets <Company: RBC Capital Markets; Ticker: RYT.M; URL: http://www.rbccm.com >. Please pose your question.

GERARD CASSIDY, ANALYST, RBC CAPITAL MARKETS:    Hi, Ned. How are you?

NED KELLY:    Gerard. How are you?

GERARD CASSIDY:    Good. Question on getting back to the mortgage-backed securities portfolio, I know you’re focused on, you know, preventing pre-payment risk and insulating yourself from accelerated pre-

payment. If long term interest rates, due to a recovery in the economy, go to, let’s say 10 year goes to five and a quarter percent, therefore prepayment risk is probably reduced for everybody, what kind of extension risk do you have in that portfolio? How far out would those mortgage-backed securities go in terms of average duration?

NED KELLY:    None, Gerard, there are a couple things about that. One is, not much, you know based on the analysis we’ve done. And I don’t have the precise numbers at my fingertips but it is not a lot.

GERARD CASSIDY:    No?

NED KELLY:    I think the other thing, Gerard, the first part of your question, let me just think about it for a second. Remind me what the first part of the question was? But the extension risk is not long. I don’t have the number at my fingertips but it is not a lot.

TERRY TROUPE:    Let me add, we’ve been doing a lot of modeling to stay on top of this issue. And some of the securities that we bought in 2001 that we were expecting to see a seven-year duration are obviously a lot shorter. That kind of movement back up in rates will result in getting us back, not back to the seven year duration that we were looking for but it will actually help us out by extending a little bit.

NED KELLY:    Hey, Gerard, I know what I was going to say, actually. When you raised the rate, implicitly you were also raising a re-investment issue if you will.

GERARD CASSIDY:    Right.

NED KELLY:    Depending on one’s point of view. Part of the biggest problems we had with laddering treasuries was we had huge re-investment risk in a falling rate environment, right? They’re not spinning off any cash and you’ve got big maturities coming due and you’ve got to figure out what to do with them. So even though they were on the face of it, pretty conservative, you know the fact is we had to do something to mitigate that, because you’ve got a similar dynamic, frankly in a rate environment like we’re in when we had to re-deploy all of it. Now again, as I mentioned earlier, whether on a percentage basis or in terms of the kind of securities we’re buying, we’re not doing anything hardly dramatic but what we’re trying to do is get some securities that have got higher yield without too much longer duration or any incremental credit risk to throw us some cash which helps us deal with the re-investment issues as we go forward.

GERARD CASSIDY:    Good. The other question was on the deposit side. Can you give us some color? Your year-over-year deposit growth obviously was quite good and a bunch of it came into the non-interest bearing checking accounts. Are you finding out that, you know your companies are being required to put more down for compensating balances to offset the lower rate environment? Or what are some of the reasons for the success there?

TERRY TROUPE:    You’re right on point. We have, in, throughout at the lead bank and the affiliate bank structure. A number of our commercial accounts are on account analysis. And the lower earnings credit that they get generates higher deposit balances. But it’s also led to higher fee income in our, [inaudible], deposits, surprisingly. And then the balance has been, I’d say, primarily retail inflow into the demand deposits, some degree it’s demand deposits but more so into the money markets and interest checking.

NED KELLY:    Yeah and you can see that, Gerard, on a link-quarter basis, you know if you look at the composition of the in-flows. But I don’t think it’s frankly wildly different, although you could argue that maybe it’s slightly better in some cases than what’s going on generally.

GERARD CASSIDY:    Great, thanks.

NED KELLY:    Thank you.

OPERATOR:    We have a follow up question coming from Claire Percarpio of Janney Montgomery. Please pose your question.

CLAIRE PERCARPIO:    Hi, yeah, just on F&M, you want to say anything, or I hope you didn’t say it and I missed it, but on the timetable for closing – you said it’s, it hadn’t changed?

NED KELLY:    We’re still trying to get it done by the end of the third quarter, Claire, if we can.

TERRY TROUPE:    At the latest.

CLAIRE PERCARPIO:    Okay, and so that means what for timing of share repurchase? How quickly after that?

NED KELLY:    Well, you know as soon as we close, we’re free to do it.

CLAIRE PERCARPIO:    Okay, thanks.

NED KELLY:    Yeah.

OPERATOR:    The next question is coming from Robert Lacoursiere, of Lehman Brothers. Please pose your question.

ROBERT LACOURSIERE:    Yeah, going back to the resolution of the monitored loans. I just, can you give us a sense of timing, whether good or bad, how long it should take to resolve these loans?

NED KELLY:    Well, Robert, you know the fact is, I can’t give you a sense of timing here because the fact is, for example, even though the airline loan is a much sounder footing than it was at the end of the fourth quarter, in terms of its being performing and current, I’m not inclined to take it out of the category for a while, just given overall pressures in the airline industry. So that may be in there for quite some time. On the construction equipment loan, assuming that business picks up, and obviously we’re through a very harsh winter, you know that may migrate out of there. Having said that, it also may migrate to non-performing, depending on what happens. But I can’t give you a sense of time. And as I said, those are the two principal ones. The other ones are smaller. In general, it’s hard to say, but when we’ve got circumstances like that, we do our best to try to work them through is about all I can offer I’m afraid.

ROBERT LACOURSIERE:    Okay, and just another question. I don’t know if I missed the explanation but what was behind the link-quarter decrease in other expenses? Was that the reduction in the write-offs that we used?

TERRY TROUPE:    The largest piece we had some significant charitable contributions in the fourth quarter last year.

NED KELLY:    That was about a million three of it, Robert, as I remember.

TERRY TROUPE:    Right.

NED KELLY:    So in other words, that wasn’t in this quarter.

TERRY TROUPE:    And then professional fees were also down slightly.

ROBERT LACOURSIERE:    Okay, so is this quarter, is this rate subject to the fourth quarter bump-up for charitables, is this a good run rate to look at apart from what Boyd Watterson does?

TERRY TROUPE:    Yes, exactly.

NED KELLY:    Yes, by and large.

ROBERT LACOURSIERE:    Okay, thank you.

OPERATOR:    The next question is coming from Matthew Peake of Davenport and Company <Company: Davenport & Company LLC; Ticker: N/A; URL: http://www.davenportllc.com/ >. Please pose your question.

MATTHEW PEAKE, ANALYST, DAVENPORT & COMPANY:    Good morning.

NED KELLY:    Hi Matthew.

MATTHEW PEAKE:    I just had one question for you. I was wondering if you could comment on the direction of the profit margins in the investment and wealth management business relative to the fourth quarter and the outlook for the rest of the year in that business?

NED KELLY:    I think, Matthew, direction of profit margins has been, as you know, down. My hope is, as you know as we’ve discussed with others, is that they will stabilize during the course of this year and improve next year. The reason they are down, as you know, is because of the nature of the investment and the size of the investment that we have to make. We’re now in the process of trying to realize on that investment, and that’s going to be something we’re very intent on during the course of this year and next. So I think what I would hope for is that they’re having been down, that they’ll begin to stabilize and then begin to track back up. Certainly not to the level that we enjoyed historically because there’s, not, way we’re in a harvest mode at that stage, but back to more normalized levels.

MATTHEW PEAKE:    Great. Thanks a lot.

NED KELLY:    Sure enough.

OPERATOR:    At this time, there are no further questions, so I’d like to turn the floor back over to management.

NED KELLY:    Thanks very much. Appreciate your all participating. And we’ll try to do this, to the extent that people found it useful, we’ll try to do this each quarter. Thanks again.

OPERATOR:    Thank you for your participation. That does conclude this morning’s teleconference. You may disconnect your lines at this time and have a great day. Thank you.

END